Exhibit A-1

CERTIFICATION

The undersigned certifies that the undersigned is the duly elected Secretary of the Westcore Trust (the “Trust”) that, with respect to the attached application for exemption from the provisions of the Investment Company Act of 1940, the rules and forms thereunder and any amendments thereto (such application along with any amendments, the “Application”), all actions necessary to authorize the execution and filing of the Application under the charter documents and by-laws of the Trust have been taken and the person signing and filing the Application on behalf of the Trust is fully authorized to do so; and that the Board of the Trust adopted the following vote at a regular meeting of the Board of the Trust held on November 10, 2016 in accordance with the by-laws of the Trust:

RESOLVED, that the filing with the Securities and Exchange Commission of an application pursuant to Section 6(c) of the Investment Company Act of 1940 (the “1940 Act’) for an order of exemption from certain provisions of Section 15(a) of the 1940 Act and Rule 18f-2 thereunder and certain disclosure requirements under various rules and forms, to, among other things, select, hire and terminate subadvisers and amend subadvisory contracts on behalf of certain series of the Trust (each a “Fund”) without shareholder approval (the “Exemptive Application”), in the form presented to the Board, with such changes as the officers may approve with the advice of counsel to the Fund, and any amendments thereto, in a form satisfactory to such officers and Fund counsel, the execution and filing of the Exemptive Application and any amendment thereto to be conclusive evidence of the Board’s authorization, is hereby approved; and

FURTHER RESOLVED, that the officers of the Trust be, and each of them hereby is, authorized to take all such action, and to execute and deliver all such instruments and documents, in the name and on behalf of the Trust, and under its corporate seal or otherwise, as shall in his judgment be necessary, proper or advisable in order to arrange for the filing of the Exemptive Application and any amendments thereto, and all related exhibits, on behalf of the Trust, and otherwise to fully carry out the intent and accomplish the purpose of the foregoing resolution, the taking of any such action and the execution and delivery of any such instrument or document by any such officer to be conclusive evidence that the same has been authorized by this resolution.

IN WITNESS WHEREOF, I have hereunto set my name on December 15, 2016.

By:	/s/ Rick Noyes
	Name:	Rick Noyes
	Title:	Secretary

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Exhibit A-2

CERTIFICATION

The undersigned certifies that the undersigned is the duly elected Partner, CCO and COO of Denver Investment Advisors LLC (the “Advisor”) that, with respect to the attached application for exemption from the provisions of the Investment Company Act of 1940, rules and forms thereunder and any amendments thereto (such application along with any amendments, the “Application”), all actions necessary to authorize the execution and filing of the Application under the charter documents and by-laws of each Advisor have been taken and the person signing and filing the Application on behalf of the Advisor is fully authorized to do so.

By:	/s/ Jasper R. Frontz
	Name:	Jasper R. Frontz
	Title:	Partner, CCO, and COO

Date:  December 15, 2016

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